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                                                                     EXHIBIT 5.1

                          [COOLEY GODWARD LETTERHEAD]


October 26, 2000

TriNet Group, Inc.
101 Callan Avenue
San Leandro, CA  94577

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TriNet Group, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the underwritten public offering of up to an aggregate of four million four hundred eighty-fifty thousand (4,485,000) shares of the Company's Common Stock (the "Common Stock"), 3,685,000 of which are being sold by the Company (the "Company Shares") and 800,000 of which are being sold by Select Appointments North America Inc. (the "Selling Stockholder Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; (ii) assumed that the Amended and Restated Certificate of Incorporation as set forth in Exhibit 3.02 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State; and (iii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By:  /s/ Jamie C. Chung
    ----------------------------
         Jamie C. Chung